Exhibit 10.8

AMENDMENT TO SERIES A WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF NOVARAY MEDICAL, INC. NUMBER WA-07-12b

This Amendment to Series A Warrant to Purchase Shares of Common Stock of NovaRay Medical, Inc. Number WA-07-12b (the “Amendment”) is entered into as of July 2, 2009 (the “Effective Date”), by and between NovaRay Medical, Inc., a Delaware corporation (the “Issuer”) and Vision Capital Advantage Fund, L.P. (“Vision”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in that certain Series A Warrant to Purchase Shares of Common Stock of NovaRay Medical, Inc. Number WA-07-12b issued as of December 27, 2007 (the “Series A Warrant”).

RECITALS

WHEREAS, pursuant to the Note and Warrant Purchase Agreement dated as of July 2, 2009 (the “Note Purchase Agreement”), Vision loaned the Issuer $2,750,000;

WHEREAS, the Issuer and Vision desire to amend the Series A Warrant to decrease the Warrant Price as defined therein to $2.67, to amend Section 4(d)(i)(A) to be as set forth herein and to amend the definition of the term “Additional Shares of Common Stock” to be as set forth herein;

NOW, THEREFORE, in compliance with Section 10 of the Series A Warrant and in consideration of the mutual promises and covenants set forth herein and in the Series A Warrant, the Issuer and Vision hereby agree as follows:

1.	Vision represents that it has not transferred or assigned the Series A Warrant or any part thereof to any third party.

2.	In the event the Issuer receives at least $2,750,000 in principal from a loan after July 1, 2009 but prior to July 7, 2009, Section 4(d)(i)(A) of the Series A Warrant shall be amended to read in its entirety:

“If the Issuer shall issue, after July 2, 2009 (the “Purchase Date”), any Additional Shares of Common Stock (as defined below) without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, the Warrant Price for this Warrant in effect immediately prior to each such issuance shall (except as otherwise provided in this Section 4(d)(i)) be adjusted concurrently with such issuance to a price determined by multiplying such Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section 4(d)(i)(E) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Issuer for such issuance would purchase at such Warrant Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section 4(d)(i)(E) immediately prior to such issuance plus the number of shares of such Additional Shares of Common Stock.”

3.	In the event the Issuer receives at least $2,750,000 in principal from a loan after July 1, 2009 but prior to July 7, 2009, the definition of “Additional Shares of Common Stock” in Section 8 of the Series A Warrant shall be amended to read in its entirety:

“means any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by this Corporation after the Purchase Date other than: (a) shares of Common Stock issued pursuant to a transaction described in Section 4(c) hereof; (b) up to 3,750,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) issued or deemed issued to employees officers, or directors (if in transactions with primarily non-financing purposes) of this Corporation directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board; (c) shares of Common Stock issued or issuable (I) in a bona fide, firmly underwritten public offering under the Securities Act before which or in connection with which all outstanding Preferred Shares will be automatically converted to Common Stock, or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering; (d) shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Purchase Date or subsequently issued after the Purchase Date in accordance with this definition or pursuant that certain Note and Warrant Purchase Agreement dated as of July 2, 2009; (e) shares of Common Stock issued or issuable in connection with a bona fide business acquisition of or by the Issuer, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board; (f) up to 500,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) issued or issuable to persons or entities with which this Issuer has business relationships provided such issuances are for other than primarily equity financing purposes; (g) shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are excepted from the definition “Additional Shares of Common Stock” by the affirmative vote of holders of at least a majority of the shares of Common Stock issued or issuable upon exercise of all Series A Warrants issued pursuant to the Purchase Agreement; or (h) up to 1,332,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) issued or issuable to Triple Ring Technologies, Inc. pursuant to warrants issued by the Issuer as of the Purchase Date as such warrants may be amended by vote of the Audit Committee of the Issuer.”

4.	In the event the Issuer receives at least $2,750,000 in principal from a loan after July 1, 2009 but prior to July 7, 2009, the definition of “Warrant Price” in Section 8 of the Series A Warrant shall be amended to read in its entirety:

“initially means $2.67, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.”

5.	The Issuer and Vision hereby acknowledge and consent to the foregoing amendments to the Series A Warrant as set forth herein.

6.	The Issuer and Vision hereby waive Section 10 of the Series A Warrant with respect to this Amendment and the transactions contemplated herein. The Issuer and Vision further waive any necessity of offering same consideration to all holders of the Warrants pursuant to Section 10 of the Series A Warrant.

7.	Except as amended herein, all other terms and provisions of the Series A Warrant shall remain in full force and effect.

8.	This Amendment shall be effective upon its execution by the Issuer and Vision. In the event that the Issuer does not receive at least two million seven hundred fifty thousand dollars ($2,750,000) in gross proceeds from the Initial Closing (as defined in the Note Purchase Agreement) on or prior to July 6, 2009, the Issuer may terminate this Amendment upon written notice to Vision.

9.	This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature were the original thereof.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by the proper and duly authorized officers as of the day and year first written above.

COMPANY:

NOVARAY MEDICAL, INC.

By:	/s/ Marc Whyte
Name:	Marc Whyte
Title:	Chief Executive Officer

VISION:
VISION CAPITAL ADVANTAGE FUND, L.P.

By:	/s/ Adam Benowitz
Name:	Adam Benowitz
Title:	PM